UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2022

HARROW HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 Woodmont Blvd., Suite 610
Nashville, Tennessee	37205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 733-4730

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock, $0.001 par value per share	HROW	The NASDAQ Global Market
8.625% Senior Notes due 2026	HROWL	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Act of 1934: Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously reported, ImprimisRx, LLC, a wholly-owned subsidiary of Harrow Health, Inc. (together or individually, the “Company”) and EyePoint Pharmaceuticals, Inc. (“EyePoint”) entered into a Commercial Alliance Agreement, made effective as of August 1, 2020, as modified by a Letter Agreement dated November 12, 2020, and by the further Letter Agreement dated December 6, 2021 (collectively, the “Agreements”). As a result of the preliminary Hospital Outpatient Prospective Payment System (HOPPS) rule proposed by the Centers for Medicare & Medicaid Services (CMS) in July of 2022, which did not contain an extension of the pass-through payment period for Dexycu beyond December 31, 2022, the Company entered into a Mutual Termination Agreement (the “Termination Agreement”) with EyePoint on October 7, 2022, pursuant to which EyePoint and the Company agreed to (a) continue to support the sale of Dexycu through the fourth quarter of 2022, consistent with the Company’s level of effort during the January through June 2022 period, (b) decrease the required minimum quarterly sales levels based on Dexycu unit demand for the fourth quarter of 2022, and (c) terminate the Agreements effective January 1, 2023 (the “Effective Date”).

The foregoing is a summary description of certain terms of the Termination Agreement, is not complete and is qualified in its entirety by reference to the text of the Termination Agreement, which the Company expects to file as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2022.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Item	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW HEALTH, INC.

Dated: October 11, 2022	By:	/s/ Andrew R. Boll
Andrew R. Boll
Chief Financial Officer